Exhibit 99.1

Monogram Orthopaedics Reports First Quarter 2024 Financial Results

Verification and Validation Testing Expected to be Largely Complete in Q2 2024; 510(k) Submission with FDA Accelerated for Second Half of 2024

Engaged Contract Research Organization to Oversee mBôs Robot Clinical Trial Activities Outside the U.S.

Management to Host Business Update Conference Call on Wednesday, May 22 at 4:30 p.m. Eastern Time

AUSTIN, TX – May 14, 2024 - Monogram Orthopaedics Inc. (NASDAQ:MGRM) ("Monogram" or the "Company"), an AI-driven robotics company focused on improving human health with an initial focus on orthopedic surgery, has reported its financial and operational results for the first quarter ended March 31, 2024.

First Quarter 2024 and Subsequent Operational Highlights

•	Received feedback from the U.S. Food and Drug Administration (the “FDA”) for the Company’s verification test protocols and proposed clinical trial protocol on an outside the U.S. (OUS) target population.

•	The Company anticipates that Verification and Validation testing will be largely complete in Q2 of 2024 and anticipates a 510(k) submission to follow in the second half of 2024.

•	Introduced mVision technology, a novel approach to registration and tracking that the company is now working on as a standalone product or for integration into the mBôs surgical robotic system in the future.

•	Presented a product discussion featuring Monogram's mBôs and mVision technologies with a surgeon panel.

•	Presented at the Canaccord Genuity 2024 Musculoskeletal Conference

Management Commentary

“In the first quarter, we took the initiative to accelerate our commercial timeline by making key modifications to our strategy,” said Ben Sexson, Chief Executive Officer of Monogram. “Our team has worked tirelessly to advance Monogram toward the critical milestone of a 510(k) submission. The inherent value of our mBôs surgical robot, our mVision technology, and our underlying IP is gaining increasing recognition within both the orthopedic and robotics industries.

“Our communications with the FDA related to our mBôs™ TKA System verification test plan and OUS clinical trial protocol have been productive. Based on the FDA’s feedback, we believe our proposed testing plan is sufficient for evaluating the safety and effectiveness of our robotic system, supporting a strong 510(k) submission with the goal of ultimately obtaining FDA clearance. Our team has been active with the rigorous internal and external testing that encompasses the Verification and Validation phase, which we expect to be largely complete by the end of Q2 2024. We look forward to providing updates in the months to come as we continue to execute our commercialization strategy,” concluded Sexson.

Upcoming 2024 Milestones

•	Largely complete mBôs system verification and validation – H1 2024

•	Submit 510(k) application to FDA – H2 2024

•	Progress towards OUS live-patient surgery trials

•	Expanded international relationships

First Quarter 2024 Financial Results

Research and development expenses for the first quarter ended March 31, 2024, were $2.4 million, compared to $1.9 million the prior-year quarter. The R&D increase was primarily due to the Company moving into the verification and validation phase of its robot prototype, which is expected to be largely complete the first half of 2024, as well as the introduction of mVision technology in the first quarter.

General & administrative expenses for the first quarter ended March 31, 2024, were $1.1 million compared to $0.8 million in the prior-year quarter. The increase was primarily due to increases in consulting fees, insurance and regulatory compliance and professional fees.

Net loss was $3.5 million for the first quarter ended March 31, 2024, an improvement compared to a net loss of $3.9 million for the prior-year quarter.

Cash and cash equivalents totaled $10.1 million as of March 31, 2024, compared to $13.6 million as of December 31, 2023.

First Quarter 2024 Business Update Conference Call

Monogram Chief Executive Officer Ben Sexson and Chief Financial Officer Noel Knape will host the conference call, followed by a question-and-answer period.

To access the call, please use the following information:

Date:	Wednesday, May 22, 2024
Time:	4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Registration Link:	https://streamyard.com/watch/wvMTc4vvHEgn

About Monogram Orthopaedics

Monogram Orthopaedics (NASDAQ: MGRM) is working to develop a product solution architecture with the long-term goal of enabling patient-optimized orthopedic implants at scale by linking 3D printing and robotics with advanced pre-operative imaging. The Company has a robotic system that can autonomously execute optimized paths for high-precision insertion of implants in synthetic bone specimens. Monogram intends to produce and market robotic surgical equipment and related software, orthopedic implants, tissue ablation tools, navigation consumables, and other miscellaneous instrumentation necessary for reconstructive joint replacement procedures. The Company has not yet made 510(k) premarket notification submissions or obtained 510(k) clearances for its robotic products. FDA approval is required to market these products, and the Company has not obtained FDA approval for any of its robotic products, and it cannot estimate the timing or assure the ability, to obtain such clearances.

Monogram Orthopaedics is working to advance the way orthopedic surgery is done. Our system is being developed to combine personalized knee implants with precision robotic surgical systems to give patients a better-fitting knee replacement with minimally invasive surgery. One hundred thousand knee replacements failing each year in a $19.4B market represents an enormous opportunity for us.

To learn more, visit www.monogramorthopedics.com.

Forward-Looking Statements

This press release may include "forward-looking statements.'' To the extent that the information presented in this presentation discusses financial projections, information, or expectations about the Company’s business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as ''should,'' ''may,'' ''intends,'' ''anticipates,'' ''believes,'' ''estimates,'' ''projects,'' ''forecasts,'' ''expects,'' ''plans,'' and ''proposes.'' Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" and elsewhere in the offering statement filed with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and the Company does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor Relations

Chris Tyson

Executive Vice President

MZ North America

Direct: 949-491-8235

MGRM@mzgroup.us

MONOGRAM ORTHOPAEDICS INC.

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,077,573	$13,589,028
Account receivable	–	364,999
Prepaid expenses and other current assets	629,751	664,262
Total current assets	10,707,324	14,618,289
Equipment, net of accumulated depreciation	903,011	945,020
Intangible assets, net	496,250	548,750
Operating lease right-of-use assets	435,116	466,949
Total assets	$12,541,701	$16,579,008
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,321,313	$2,462,268
Accrued liabilities	531,239	227,684
Operating lease liabilities, current	131,081	128,266
Total current liabilities	1,983,633	2,818,218
Operating lease liabilities, non-current	330,561	363,724
Total liabilities	2,314,194	3,181,942
Commitments and contingencies	—	—
Stockholders' equity:
Common stock, $.001 par value; 90,000,000 shares authorized, 31,633,995 and 31,338,391 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	31,634	31,338
Additional paid-in capital	65,211,241	64,874,392
Accumulated deficit	(55,015,368)	(51,508,664)
Total stockholders' equity	10,227,507	13,397,066
Total liabilities and stockholders' equity	$12,541,701	$16,579,008

MONOGRAM ORTHOPAEDICS INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	March 31,
	2024	2023
Product revenue	$—	$—
Cost of goods sold	—	—
Gross profit	—	—
Operating expenses:
Research and development	2,406,754	1,939,551
Marketing and advertising	119,694	1,132,625
General and administrative	1,083,711	822,889
Total operating expenses	3,610,159	3,895,065
Loss from operations	(3,610,159)	(3,895,065)
Other income:
Change in fair value of warrant liability	—	2,523
Interest income and other, net	103,455	34,820
Total other income	103,455	37,343
Net loss before taxes	(3,506,704)	(3,857,722)
Income taxes	—	—
Net loss	$(3,506,704)	$(3,857,722)
Basic and diluted loss per common share	$(0.11)	$(0.40)
Weighted-average number of basic and diluted shares outstanding	31,535,795	9,673,870

MONOGRAM ORTHOPAEDICS INC.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
	March 31,
	2024	2023
Operating activities:
Net loss	$(3,506,704)	$(3,857,722)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	294,899	368,140
Other expenses settled with stock issuances	37,500	—
Loss from change in fair value of common stock make-whole obligation	45,252	—
Depreciation and amortization	105,898	102,503
Change in fair value of warrant liability	—	(2,523)
Changes in non-cash working capital balances:
Account receivable	364,999	—
Other current assets	(111,445)	231,518
Accounts payable	(1,140,955)	516,762
Accrued liabilities	258,303	(243,501)
Operating lease assets and liabilities, net	1,485	2,446
Cash used in operating activities	(3,650,768)	(2,882,377)
Investing activities:
Purchases of equipment	(11,389)	(14,792)
Cash used in investing activities	(11,389)	(14,792)
Financing activities:
Proceeds from issuances of Common Stock, net of cash costs	150,702	—
Proceeds from issuances of Series C Preferred Stock, net	—	147,042
Cash provided by financing activities	150,702	147,042
Decrease in cash and cash equivalents during the period	(3,511,455)	(2,750,127)
Cash and cash equivalents, beginning of the period	13,589,028	10,468,645
Cash and cash equivalents, end of the period	$10,077,573	$7,718,518

Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Noncash investing and financing activities:
Amortization of deferred issuance costs of Common Stock Purchase Agreement	$145,956	$—
Cashless exercise of warrant	$246	$—